As filed with the Securities and Exchange Commission on November 25, 2013

Registration Nos. 333-172427,
 333-126095 and 333-76748

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________

POST-EFFECTIVE AMENDMENT NO.1
TO
FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
_______________________________________
GAMCO Investors, Inc.
(Exact name of registrant as specified in its charter)
________________________________________________________________

Delaware (State or other jurisdiction of incorporation or organization)	13-4007862 (I.R.S. Employer Identification No.)
ONE CORPORATE CENTER RYE, NEW YORK (Address of Principal Executive Offices)	10580 (Zip Code)

GAMCO INVESTORS, INC. 2002 STOCK AWARD AND INCENTIVE PLAN
GAMCO INVESTORS, INC. 1999 STOCK AWARD AND INCENTIVE PLAN
 (Full title of the plan)

KEVIN HANDWERKER
GAMCO INVESTORS, INC.
ONE CORPORATE CENTER
RYE, NEW YORK 10580
 (Name and address of agent for service)

(914) 921-3700
 (Telephone number, including area code, of agent for service)

Copy to:
STEVE WOLOSKY, ESQ.
OLSHAN FROME WOLOSKY LLP
PARK AVENUE TOWER
65 EAST 55TH STREET
NEW YORK, NEW YORK 10022
(212) 451-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated Filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Class A Common Stock, par value $0.001 per share	N/A	N/A	N/A	N/A

(1)
The Registrant is not registering additional securities. Registration fees were originally paid by the Registrant’s predecessor-in-interest upon filing of the original registration statements on Form S-8 (File Nos. 333-172427, 333-126095 and 333-76748). Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.

This Post-Effective Amendment No. 1 shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

EXPLANATORY NOTE

Effective as of November 22, 2013, GAMCO Investors, Inc. changed its state of incorporation from the State of New York to the State of Delaware. This reincorporation was effectuated by a merger (the “Reincorporation Merger”) of GAMCO Investors, Inc., a New York corporation (“GAMCO New York”), with and into GAMCO Investors, Inc., a Delaware corporation (“GAMCO Delaware”), then a wholly owned Delaware subsidiary established for such purpose.  The Reincorporation Merger was approved by the requisite vote of stockholders at GAMCO New York's Special Meeting of Stockholders on November 20, 2013. GAMCO Delaware is deemed to be the successor issuer of GAMCO New York under Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  GAMCO New York and GAMCO Delaware, as issuer and successor issuer, respectively, under Rule 12g-3 of the Exchange Act, are collectively referred to herein as the “Registrant,” with references to the “Registrant” meaning GAMCO New York prior to the Reincorporation Merger and GAMCO Delaware after the Reincorporation Merger.

The Registrant is filing this Post-Effective Amendment No. 1 to the registration statements on Form S-8, File Nos. 333-172427, 333-126095 and 333-76748 (collectively the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”), pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), solely to update the Registration Statement as a result of the Registrant’s reincorporation in the State of Delaware from the State of New York via the Reincorporation Merger.

In connection with the Reincorporation Merger, GAMCO Delaware assumed the GAMCO Investors, Inc. 2002 Stock Award and Incentive Plan and the GAMCO Investors, Inc. 1999 Stock Award and Incentive Plan (collectively, the “Plans”) and all of the outstanding options and equity awards under the Plans.  At the effective time of the Reincorporation Merger, (i) each issued and outstanding share of GAMCO New York’s Class A Common Stock, par value $0.001 per share, was automatically converted into one share of GAMCO Delaware Class A Common Stock, par value $0.001 per share (the “Common Stock”); and (ii) all options and other rights to acquire GAMCO New York’s Class A common stock outstanding immediately before the effective date of the Reincorporation Merger were also automatically converted into options and rights to acquire the same number of shares of the GAMCO Delaware’s Common Stock upon the same terms and conditions, including price.

In accordance with Rule 414(d) under the Securities Act, except as modified by this Post-Effective Amendment No. 1, the Registrant, now as successor issuer to GAMCO New York pursuant to Rule 12g-3 of the Exchange Act, hereby expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act and the Exchange Act, as updated by subsequent filings under the Exchange Act, including, but not limited to, the Registrant’s most recent annual report on Form 10-K and the description of the common stock of the Registrant as set forth in the Registration Statement on Form 8-A/A, filed by the Registrant with the Commission on November 22, 2013. The applicable registration fees were paid at the time of the original filing of the Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

The following documents filed by us with the Commission are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 8, 2013;

2.
Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2013, filed on May 7, 2013, the fiscal quarter ended June 30, 2013, filed on August 8, 2013, and the fiscal quarter ended September 30, 2013, filed on November 6, 2013;

3.
Our Current Reports on Form 8-K filed on February 6, 2013, May 2, 2013, May 7, 2013 (with respect to Item 8.01), May 13, 2013, August 6, 2013, November 6, 2013 (with respect to Item 8.01), November 7, 2013 and November 22, 2013; and

4.
The description of the securities contained in the Company’s registration statement on Form 8-A/A filed on November 22, 2013, under the Exchange Act, including any amendment or report filed or to be filed for the purpose of updating such description.

All documents subsequently filed with the Commission by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable

Item 5.  Interests of Named Experts and Counsel.

Not Applicable

Item 6.  Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that to the fullest extent permitted by the General Corporation Law of the State of Delaware (“DGCL”)  no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (unlawful payments of dividends or unlawful stock repurchases or redemptions); or (iv) for any transaction from which the director derived any improper personal benefit.  The Certificate of Incorporation provides further that, to the fullest extent permitted by law, the Registrant shall indemnify and hold harmless and advance expenses to any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Registrant or any predecessor of the Registrant, or serves or served at any other enterprise as a director or officer at the request of the Registrant, any predecessor to the Registrant or any subsidiary or affiliate of the Corporation.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation.  Section 145 of the DGCL also provides that expenses (including attorneys' fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation.  The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s Amended and Restated By-Laws (the “By-Laws”) provide that the Registrant shall indemnify any person who was or is a party to any threatened, pending, or completed action, suit or proceeding because he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership or other enterprise, or as a trustee, fiduciary or administrator of any pension, profit sharing or other benefit plan for any of the Registrant’s employees, against expenses (including attorneys’ fees), judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The Registrant’s power to indemnify also applies to actions brought by or in the right of the Registrant, but only against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant; provided, however, that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

The indemnification and advancement of expenses provided by, or granted pursuant to, the Certificate of Incorporation, By-Laws and applicable law are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors, or otherwise.

Item 7.  Exemption from Registration Claimed.

Not Applicable

Item 8.  Exhibits.

See “Exhibit Index” following the signature page to this Registration Statement.

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act as is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rye, State of New York on November 22, 2013.

GAMCO INVESTORS, INC.

By:	/s/ Robert S. Zuccaro
Name:	Robert S. Zuccaro
Title:	Executive Vice-President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

*	Chairman of the Board, Chief Executive Officer (Principal Executive Officer) and Director	November 22, 2013
Mario J. Gabelli

*	Executive Vice-President and Chief Financial Officer (Principal Financial Officer)	November 22, 2013
Robert S. Zuccaro

*	Co-Chief Accounting Officer (Co-Principal Accounting Officer)	November 22, 2013
Kieran Caterina

*	Co-Chief Accounting Officer (Co-Principal Accounting Officer)	November 22, 2013
Diane M. LaPointe

*	Director	November 22, 2013
Edwin L. Artzt

*	Director	November 22, 2013
Raymond C. Avansino, Jr.

	Director	November 22, 2013
Richard L. Bready

*	Director	November 22, 2013
Eugene R. McGrath

*	Director	November 22, 2013
Robert S. Prather, Jr.

*	Director	November 22, 2013
Elisa M. Wilson

*By:	/s/ Robert S. Zuccaro
Robert S. Zuccaro (Attorney-in-Fact pursuant to Power of Attorney filed herewith)

Exhibit Index

Exhibit No.	Description
4.1
The Company’s 1999 Stock Award and Incentive Plan (Incorporated by reference to Exhibit 10.4 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (Registration No. 333-51023) filed with the Commission on January 29, 1999).

4.2
The Company’s 2002 Stock Award and Incentive Plan (Incorporated by reference to Exhibit A to the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2002).

4.3
First Amendment to the Company’s 2002 Stock Award and Incentive Plan (Incorporated by reference to Annex D to the Company’s definitive proxy statement on Schedule 14A filed with the Commission on October 30, 2013).

5.1+	Opinion of Thomas J. Hearity, Acting General Counsel and Secretary of GAMCO Investors, Inc.
23.1+	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23.2+	Consent of Thomas J. Hearity (included in Exhibit 5.1).
24.1+	Power of Attorney.

_____________
+ Filed herewith.